UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 28, 2015

AMERICAN DG ENERGY INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-34493	04-3569304
(Commission File Number)	(IRS Employer Identification No.)

45 First Avenue
Waltham, Massachussetts	02451
(Address of Principal Executive Offices)	(Zip Code)

(781) 622-1120

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2013, on the recommendation of the Chairman of the Board of American DG Energy Inc., or the Registrant, the Board of Directors appointed Dr. Elias Samaras as a member of Registrant’s Board of Directors. Dr. Samaras shall hold such position until the next annual meeting of the stockholders of the Registrant or until his successor shall have been duly elected and qualified.

Dr. Elias Samaras, 61, is the founder, president and managing director of Digital Security Technologies S.A., a private company that makes passports. From 2000 to 2004 he was a founder, president and managing director of Plefsis Information Systems S.A. Prior to that time, he was a founder, president and managing director of City Messengers (CTM) Secure Courier Services S.A. From 1993 to 1999 Dr. Samaras was the president and managing director of GET USA. He served as a professor at Columbia University from 1983 to 1988 and as the general manager of the Boston office of Nissho Iwai American Corporation, a Japanese company, from 1988 to 1993. He also served as an advisor on technology issues to the United Nationa Development Programme from 1983 to 1993. Dr. Samaras received a Ph.D. from Columbia University in 1983, an M.S. from the Massachusetts Institute of Technology in 1980, and a diploma in civil engineering from the National Technical University of Athens in 1978.

The Registrant’s Board of Directors has determined that Dr. Samaras’s prior experience in senior operating positions at various companies, where he demonstrated leadership capability and garnered extensive expertise involving complex financial matters qualify him to be a member of the Board of Directors in light of Registrant’s business and structure.

At this time, Dr. Samaras is not expected to serve on any committees of the Board of Directors of the Registrant.

Dr. Samaras has no family relationships with any directors or executive officers of the Registrant. He will receive a fee of $500 per day for his service as a member of the Board of Directors of the Registrant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 30, 2015	AMERICAN DG ENERGY INC. By: /s/ Gabriel J. Parmese Gabriel J. Parmese Chief Financial Officer

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